EXHIBIT 99
                                                                      ----------
                                                                            NEWS




                                               Company Contact: Anthony Christon
                                                         Chief Financial Officer
                                                                    Jaclyn, Inc.
                                                                  (201) 868-9400


                  JACLYN, INC. REPORTS RESULTS FOR QUARTER AND
                  --------------------------------------------
                       SIX-MONTHS ENDED DECEMBER 31, 2003
                       ----------------------------------


FOR IMMEDIATE RELEASE
---------------------

West New York, NJ, February 13, 2004....................Jaclyn, Inc. (AMEX:JLN)
today reported financial results for the quarter and six-months ended December 31, 2003.

Net Sales for the quarter were $38,745,000 compared to $35,689,000 for last year's comparable quarter. The Company reported net earnings of $899,000, or $.33 per diluted share, for the quarter ended December 31, 2003. This compares to net earnings of $799,000, or $.30 per diluted share for the same period last year.

Net sales for the six-month period ended December 31, 2003 were $68,641,000 compared to $65,634,000 for the same period last year. Net earnings for the six-month period ended December 31, 2003 were $1,257,000, or $.46 per diluted share, compared to net earnings of $1,105,000, or $.42 per diluted share, in the first six months of the prior year.

Mr. Allan Ginsburg, Chairman of the Board, stated that " sales and earnings for the quarter and six months improved when compared to the same periods last year." He added . . . "the Company is continuing to look for appropriate acquisition opportunities which will strategically fit into and complement our existing operations."

Note: This press release may contain forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual performance and results may vary as a result of a number of risks, uncertainties and other factors, both foreseen and unforeseen, including general economic and business conditions, competition in the accessories and apparel markets, continuing favorable sales patterns, pricing and consumer buying trends.

        *               *               *               *               *

Jaclyn, Inc. is a designer, manufacturer and marketer of apparel, women's sleepwear, infant's and children's apparel, handbags, premiums and related accessories. Our web site is at www.jaclyninc.com

                          JACLYN, INC. AND SUBSIDIARIES


            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

                                       Second Quarter                  Six Months
                                     Ended December 31,            Ended December 31,
                                ---------------------------   ---------------------------

                                    2003           2002           2003           2002
                                ------------   ------------   ------------   ------------

Net Sales                       $ 38,745,000   $ 35,689,000   $ 68,641,000   $ 65,634,000

Earnings before
   income taxes                 $  1,582,000   $  1,249,000   $  2,245,000   $  1,726,000

Net earnings                    $    899,000   $    799,000   $  1,257,000   $  1,105,000

Net earnings per
   Common Share- basic          $        .35   $        .31   $        .49   $        .43

Net earnings  per
   Common Share- diluted        $        .33   $        .30   $        .46   $        .42


Average Number of
   Shares Outstanding-diluted      2,733,000      2,662,000      2,721,000      2,625,000